EXHIBIT 10.69

EXECUTIVE INCENTIVE COMPENSATION PLAN

PLAN DOCUMENT

PURPOSE

This Plan is designed to provide selected employees with annual cash incentive opportunities. Awards are based on the achievement of specific objectives that reflect business success and generate stockholder value. The Plan directly links Participants’ incentive compensation with the performance of the Division where they have personal accountability and also promotes the Company’s results-oriented management style.

ELIGIBILITY/PARTICIPATION

All Senior Management employees are eligible for participation in the Plan. Participants are selected by management.

PERFORMANCE MEASURES/OBJECTIVES

During the first quarter of each year, Financial Objectives and Personal Objectives for the year shall be established. The Financial Objectives and Personal Objectives shall be weighted to reflect the significance of business and individual performance (e.g. Financial Objectives weighted 60% and Personal Objectives weighted 40%).

Each Division President shall recommend, and the CEO shall approve, the specific Financial Objectives to be used by each respective Division for the year, as well as the specific weighting of each Financial Objective (e.g. 50% Segment Earnings and 50% Cash Flow). Financial Objectives and related weightings for OPC Participants shall be recommended by OPC Management and approved by the Committee. The specific objectives selected, and their weightings, may vary by Division and may be changed from year to year in response to changes in business priorities.

Each Division President, or the most senior executive in each staff in the case of OPC, shall recommend the Participant’s Personal Objectives for the Plan year for approval by OPC Management. The CEO shall approve the Personal Objectives of all corporate officers and the Committee shall approve the Personal Objectives of the CEO. A targeted performance level shall be established which represents the desired performance for the year. A minimum and maximum level of performance shall also be established.

Early in each Plan year, Participants shall be advised by their management of the Financial and Personal Objectives that will be used to determine their Awards for the Plan year, the weighting allocation of the various Financial Objectives, as well as the weighting allocation between Financial Objectives and Personal Objectives.

AWARD LEVELS

A Target Award shall be established at the beginning of every Plan year for each Participant. Individual Target Award levels shall reflect variations in job function and scope and the potential impact the Participant has on Company business objectives. The more senior the position, the greater the portion of total compensation that shall be placed “at risk”. Award minimums and maximums shall also be established for performance levels below and above target performance. Award opportunity levels corresponding to the minimum, target and maximum levels of performance may vary by Division according to business priorities.

AWARDS

Awards under the Plan shall be determined by evaluating performance against Financial Objectives and Personal Objectives. Actual Awards may be higher or lower than the Target Award. Each Division President, or the most senior executive in each staff in the case of OPC, shall determine Award recommendations with final approval made by the CEO for all Participants with a base salary between $200,000 and $249,999 and by the Committee for all Participants with a base salary equal to or greater than $250,000 as well as corporate officers. Base salary as used here refers to the base salary on which the award determination will be made.

Awards shall generally be paid in a single cash payment during the first quarter following the end of the Plan year. Awards shall be based on the Participant’s December 31st base salary for the Plan year. All applicable taxes and withholdings shall be deducted from Award payments in accordance with federal, state and local regulations. Awards may be deferred under the Company’s 2005 Deferred Compensation Plan (“DCP”) in accordance with the provisions of the DCP.

PLAN CHANGES DUE TO COMPANY ACTIVITY

Acquisitions, divestitures and/or mergers by the Company with outside companies may require changes/amendments to the current year’s Plan targets, measures and/or Award opportunities of a specific Division. In such cases, Plan changes shall be presented for CEO approval.

AWARD PAYMENT UNDER VARIOUS EMPLOYMENT CONDITIONS

The CEO may determine, or may delegate the determination of, the eligibility for Target Awards and any payment of Awards to Participants who enter or exit employment, transfer between Divisions, or who are promoted during the Plan year.

PLAN ADMINISTRATION

The Plan shall be administered by the Committee. The decisions of the Committee shall be final and binding.

PLAN CONTINUATION

The Company expects and intends to continue this Plan but does not guarantee any specific levels of Award payments or the continuation of any Award payments. Award payments made under this Plan do not create a contract of employment. The Company reserves the right to modify, suspend, change or terminate this Plan at any time by the action of the Committee in its sole discretion.

DEFINITION OF TERMS

Award - A cash incentive based on the achievement of specific financial and individual objectives expressed as a percentage of year-end base salary.

Company – Occidental Petroleum Corporation.

Committee - Executive Compensation and Human Resources Committee – Members of the Company’s Board of Directors who are appointed by the Board of Directors to monitor and approve the compensation programs of the Company in order to ensure alignment with Company objectives and shareholder interest.

Division – Any entity controlled by Occidental Petroleum Corporation that the Committee determines has employees eligible to participate in the Plan.

Financial Objectives – One or more financial goals established each year which reflect current business priorities and against which Company performance will be measured.

Personal Objectives – Predetermined, documented personal goals directly related to an individual’s job, including where applicable, management of unanticipated, unpredictable or uncontrollable events, used to assess individual performance.

Participant – A member of Senior Management who is selected to participate in the Plan.

Plan - The Executive Incentive Compensation Plan.

Senior Management – Employees of the Company in executive grade levels EX91 and above.

Target Award – An Award that reflects or is contingent upon a specified level of performance.